Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made as of October 31, 2017, by and among OphthaliX Inc., a Delaware corporation (“OPLI”), Bufiduck Ltd., a corporation established under the laws of the State of Israel and a wholly-owned subsidiary of OPLI (the “Merger Sub”); and Wize Pharma Ltd., a corporation established under the laws of the State of Israel (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings given to such terms in that certain Agreement and Plan of Merger, entered into as of May 21, 2017 (the “Merger Agreement”), by and among OPLI, Merger Sub and the Company.

WITNESSETH:

WHEREAS, OPLI, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 8.2 of the Merger Agreement.

NOW, THEREFORE, intending to be legally bound thereby, the Parties agree as follows:

1.        Amendment. Section 9.1(b) of the Merger Agreement shall be modified to extend the Expiration Date to November 30, 2017. Accordingly, Section 9.1(b) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(b) by either OPLI or the Company if the Merger shall not have been consummated on or before November 30, 2017 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the Expiration Date was primarily due to the breach in any material respect of any of such Party’s obligations under this Agreement; or”

2.        Other Provisions Unchanged. All other provisions of the Merger Agreement not expressly modified above remain in full force and effect as originally written.

3.        Miscellaneous. Article 10 of the Merger Agreement is incorporated herein in its entirety, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first hereinabove set forth.

OPHTHALIX INC.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman
Title:	CEO

BUFIDUCK LTD.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman
Title:	Director

WIZE PHARMA LTD.

By:	/s/ Or Eisenberg
Name:	Or Eisenberg
Title:	CFO and CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of merger]